                                                                     Exhibit 12


                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                                      Nine                              Twelve
                                                                   Months Ended                      Months Ended
                                                                September 30, 1996                September 30, 1996
                                                                ------------------                ------------------
Fixed Charges as Defined:

  (1)      Interest on Long-Term Debt . . . . . . . . . . .     $          208,861                $          283,917
  (2)      Other Interest . . . . . . . . . . . . . . . . .                 22,096                            22,227
  (3)      Preferred Dividends Factor
               of Subsidiary  . . . . . . . . . . . . . . .                 26,323                            36,821
  (4)      Interest Component of Rentals
               Charged to Operating Expense . . . . . . . .                    779                             1,196
                                                                ------------------                ------------------
  (5)      Total Fixed Charges  . . . . . . . . . . . . . .     $          258,059                $          344,161
                                                                ==================                ==================
Earnings as Defined:

  (6)      Income from Continuing Operations
               Before Cumulative Effect of
               Change in Accounting . . . . . . . . . . . .     $          368,618                $          373,048
  (7)      Income Taxes for Continuing
               Operations Before Cumulative
               Effect of Change in Accounting . . . . . . .                190,797                           196,376
  (8)      Total Fixed Charges (line 5) . . . . . . . . . .                258,059                           344,161
                                                                ------------------                ------------------
  (9)      Income from Continuing Operations
               Before Cumulative Effect of
               Change in Accounting, Income
               Taxes and Fixed Charges  . . . . . . . . . .     $          817,474                $          913,585
                                                                ==================                ==================
Preferred Dividends Factor of
           Subsidiary:

 (10)      Preferred Stock Dividends of
               Subsidiary . . . . . . . . . . . . . . . . .     $           17,318                $           24,066

 (11)      Ratio of Pre-Tax Income from
               Continuing Operations to Income
               from Continuing Operations
               (line 6 plus line 7 divided
               by line 6) . . . . . . . . . . . . . . . . .                   1.52                              1.53
                                                                ------------------                ------------------
 (12)      Preferred Dividends Factor of
               Subsidiary (line 10 times
               line 11) . . . . . . . . . . . . . . . . . .     $           26,323                $           36,821
                                                                ==================                ==================
Ratio of Earnings to Fixed Charges
   (line 9 divided by line 5)   . . . . . . . . . . . . . .                   3.17                              2.65
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